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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                DIRECTVIEW, INC.
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                                (Name of Issuer)

                         COMMON STOCK, $.0001 PAR VALUE
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                         (Title of Class of Securities)

                                    254R0102
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                                 (CUSIP Number)

                                   JULY 12, 2004
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)
[x] Rule 13d-1(c)
[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page. The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 254R0102

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      1. Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).
         LANGLEY PARK INVESTMENTS PLC; N/A
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      2. Check the Appropriate Box if a Member of a Group (See Instructions)
             (a)      ..........................................................
             (b)      ..........................................................
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      3. SEC Use Only {00073159.1I/T0830-007}

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      4.     Citizenship or Place of Organization:  UNITED KINGDOM

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                      5. Sole Voting Power 47,500,000
Number of
Shares                ----------------------------------------------------------
Beneficially          6. Shared Voting Power N/A
Owned by
Each Reporting        ----------------------------------------------------------
Person With           7. Sole Dispositive Power  47,500,000

                      ----------------------------------------------------------
                      8. Shared Dispositive Power N/A

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      9. Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                     47,500,000
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      10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
          Instructions)

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      11. Percent of Class Represented by Amount in Row (9)   18.3%

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      12. Type of Reporting Person (See Instructions) CO

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

                                    SIGNATURE

              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: December 10, 2004                    /s/ Colin Lumley
                                            ------------------------------------
                                            Name:  Colin Lumley
                                            Title: Administrative Director